1. Name and Address of Reporting Person
   Kelso, Richard W.
   Two Pitcairn Place, Suite 200
   165 Township Line Road
   Jenkintown, PA 19046-
2. Issuer Name and Ticker or Trading Symbol
   SPS TECHNOLOGIES, INC. (ST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   02/18/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    02/18/2003            M         566         A   $0.5000                   D
Common Stock                    02/18/2003            M         464         A   $0.5000                   D
Common Stock                    02/18/2003            M         410         A   $0.5000                   D
Common Stock                    02/18/2003            M         344         A   $0.5000                   D
Common Stock                    02/18/2003            M         293         A   $0.5000                   D
Common Stock                    02/18/2003            M         475         A   $0.5000    5870           D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Non         $0.5     02/18/2         M               566   06/03/1997 06/02/2006 Common  566      $0.5000    0       D
Qualified            003                                                         Stock
Stock
Options
Non         $0.5     02/18/2         M               464   06/02/1998 06/01/2007 Common  464      $0.5000    0       D
Qualified            003                                                         Stock
Stock
Options
Non         $0.5     02/18/2         M               293   06/01/1999 05/31/2008 Common  293      $0.5000    0       D
Qualified            003                                                         Stock
Stock
Options
Non         $0.5     02/18/2         M               410   06/01/2000 05/31/2009 Common  410      $0.5000    0       D
Qualified            003                                                         Stock
Stock
Options
Non         $0.5     02/18/2         M               475   06/01/2001 05/31/2010 Common  475      $0.5000    0       D
Qualified            003                                                         Stock
Stock
Options
Non         $0.5     02/18/2         M               344   06/01/2002 05/31/2011 Common  344      $0.5000    0       D
Qualified            003                                                         Stock
Stock
Options
Non         $0.5                                                      06/02/2012 Common                      486     D
Qualified                                                                        Stock
Stock
Options

Explanation of Responses:

SIGNATURE OF REPORTING PERSON
/s/ Richard W. Kelso

DATE
02/19/2003